FOR IMMEDIATE RELEASE

                  THE PROCTER & GAMBLE COMPANY - SECOND QUARTER
                                 2001/02 UPDATE


         CINCINNATI, Dec. 11, 2001 - Procter & Gamble today stated that it expects volume, sales and earnings growth for the December 2001 quarter to be at the upper end of prior guidance. Core earnings per share growth is expected to be at the top end of the previously communicated low to mid single digit range and as a result, core earnings per share is expected to be two to three cents higher than current Wall Street analyst estimates. This improvement is after adjusting the base period for comparable accounting treatment for goodwill and intangible assets.

         Roughly half of the earnings improvement versus the Wall Street consensus estimate is driven by sales and volume increases. Both sales and volume are expected to increase at the upper end of previous guidance of low single digit growth (+1 to 3%). The company continues to project an operating margin increase of 50 to 100 basis points. The balance of the earnings improvement is due to the acceleration of non-operating income into the December quarter. As recently disclosed, the company sold part of its equity stake in Regeneron Pharmaceuticals Inc., which was executed in November 2001 via a private equity placement.

         P&G President & Chief Executive A. G. Lafley said, "Despite significant economic uncertainties that continue to exist in the global market place, we are seeing satisfactory volume progress in all regions, with health care and beauty care delivering particularly strong growth."

         Lafley continued, "P&G's ongoing focus on core categories, big brands, big countries and big customers -- combined with a relentless drive for cost and cash efficiencies -- are generating clear improvements in our bottom line results. In addition, we have a strong initiative program in the second half of the fiscal year, which should accelerate top line growth."

         Procter & Gamble confirmed today that it would be expanding its Pampers(R) Baby Stages of Development diaper initiative in North America in February 2002. In addition, the company has already announced a number of major initiatives for the January to June 2002 period such as, Crest Spinbrush(R) with replaceable heads, ThermaCare(R), an over-the-counter therapeutic heat wrap for pain relief in muscles and joints, and Torengos(R), a stackable tortilla snack.

         "P&G's improving cashflow and cost structure means that we have the financial flexibility to invest behind promising innovations on established and new brands. This will help us emerge from the economic recession and our organization transition with growth momentum on both our top and bottom line. As a result, we will be well-positioned to deliver our long term financial goals," Lafley concluded.

         For fiscal 2002, P&G said it remains comfortable with the guidance provided earlier. Core earnings per share are expected to grow at a rate that exceeds last fiscal years growth, but not yet at the company's long term growth target of double digits. Sales, excluding foreign exchange impacts, should grow at a rate faster than last year but not yet at the company's long term growth target of 4-6%. Foreign exchange is expected to negatively affect the top-line growth by 1-2%. The estimates include the impact on the results from the Clairol(R) acquisition and the planned spin merger of the Jif(R) and Crisco(R) brands to the J. M. Smucker Company, both of which are expected to dilute earnings per share in the second half of the fiscal year.

         All statements, other than statement of historical fact included in this news release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by the statements made. These include foreign currency volatility and any related effects, any adverse effects related to or arising out of the events of September 11, 2001, the successful integration of the Clairol business, the closing of the Jif/Crisco transaction with the J.M. Smucker Company, general economic conditions in the U.S. and other major markets for P&G, the successful launch of new brands and initiatives, the successful ongoing transition of P&G to the Organization 2005 structure and the achievement of the business unit volume and earnings growth projections.

         P&G markets more than 250 brands including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Bounty(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Olay(R), Crest(R), Vicks(R) and Actonel(R). P&G employs nearly 106,000 people in more than 80 countries worldwide. For more information about P&G, please visit our website at www.pg.com.

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P&G Contacts:
Linda L. Ulrey - (513) 983-8975
Martha W. Depenbrock - (513) 983-5366